Exhibit 23.2

INFORMATION REGARDING CONSENT OF ARTHUR ANDERSEN LLP

     As previously disclosed in Omega Financial Corporation’s Form 8-K filed on April 11, 2002 , Omega dismissed Arthur Andersen LLP as its independent public accountants and announced that Omega had appointed Ernst & Young LLP to replace Arthur Andersen LLP as its independent public accountants.

     Andersen has closed its Lancaster, Pennsylvania office. Solely due to the closure of Andersen’s Lancaster, Pennsylvania office, after reasonable efforts, Omega was unable to obtain the written consent of Andersen to incorporate by reference its report dated January 18, 2002.

     The absence of this consent may limit recovery against Andersen under Section 11 of the Securities Act. In addition, as a practical matter, the ability of Andersen to satisfy any claims (including claims arising from Andersen provision of auditing and other services to Omega and Andersen other clients) may be limited due to recent events regarding Andersen, including without limitation its conviction on federal obstruction of justice charges arising from the federal government’s investigation of Enron Corp.

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